Exhibit A

JOINT FILING STATEMENT

I, the undersigned, hereby express my agreement that the attached Schedule 13D (and any amendments thereto) relating to the Class A common stock of AgileThought, Inc. is filed on behalf of each of the undersigned.

Date: September 2, 2021

/s/ Manuel Senderos Fernández
Manuel Senderos Fernández

Invertis, LLC

/s/ Manuel Senderos Fernández
By:	Manuel Senderos Fernández
Its:	Attorney-in-Fact